Results of a Special Meeting of Shareholders

On October 21, 2005, a Special Meeting of Shareholders was held for the following purposes: (1) to elect directors of Salomon Brothers Opportunity Fund Inc. and (2) to approve a new management agreement for Salomon Brothers
Opportunity Fund Inc. The following table provides the number of votes cast for, withheld or against, as well as the number of abstentions and broker non-votes as to each matter.

Election of Directors

Nominees:               Votes For      Withheld
Rosalind A. Kochman   1,849,011.774   63,183.218
Irving Sonnenschein   1,825,272.078   86,922.914
Irving Brilliant      1,845,334.729   66,860.263
Barry Handel          1,849,048.015   63,146.977
William Morris        1,849,045.859   63,149.133


Approval of New Management Agreement

Item Voted      Votes        Votes     	              Broker
   On	         For        Against    Abstentions   Non-Votes
New
Management  1,649,186.079  6,832.042   63,820.871   192,356.000
Agreement



Sub-Item 77C
Registrant incorporates by reference Registrant's 497
Supplement dated December 1, 2005 filed on December 1, 2005.
(Accession No. 0001193125-05-234698)

Sub-Item 77C (Mutual Fund Proxy)
Registrant incorporates by reference Registrant's DEFA 14A dated September 27, 2005 filed on September 27, 2005.
(Accession No. 0001193125-05-192361)

Sub-Item 77C (Mutual Fund Proxy)
Registrant incorporates by reference Registrant's DEF 14A dated September 2, 2005 filed on September 15, 2005.
(Accession No. 0001193125-05-186217)